Exhibit 10.15

Execution Copy

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

BETWEEN

SPIROGEN DEVELOPMENTS LP & SPIROGEN SARL

AND

KOLLTAN PHARMACEUTICALS, INC.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into, effective as of May 21, 2013 (“Effective Date”), by and between Spirogen Developments LP, a Bermuda limited partnership, having a registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 11, Bermuda (“Spirogen LP”), and Spirogen SARL (Bermuda Branch), a Swiss limited liability company, having a place of business at Cumberland House, 1 Victoria Street, 5th Floor, Hamilton, HM12 Bermuda (“Spirogen SARL” and Spirogen LP collectively referred to herein as “Spirogen”), on the one hand, and Kolltan Pharmaceuticals, Inc. a Delaware corporation, having its principal place of business at 300 George Street, Suite #530, New Haven, CT 06511, U.S.A. (“Kolltan”), on the other hand.  Kolltan and each of Spirogen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Spirogen has proprietary antibody-drug conjugate warhead and linker technology,

WHEREAS, Kolltan wishes to license from Spirogen its technology for the development of an antibody-drug conjugate targeting KIT or a Replacement Target (as defined below),

NOW THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.  The terms “Article” and “Section” are used interchangeably in the Agreement.

1.1                               “ADC Development IP” means any inventions (and any intellectual property rights with respect to such inventions) conceived and/or reduced to practice during the Term by or on behalf of either Party or jointly between the Parties that solely claim (i) an Antibody conjugated to a PBD, wherein the Antibody Specifically Binds a Target or Replacement Target, (ii) any improvement or modification to any such Antibody conjugated to a PBD, and (iii) any uses or methods of manufacture of such inventions described in clause (i) or (ii).

1.2                               “ADC Drug Reagent” means a Drug Moiety conjugated to an Antibody by a Linker, wherein the Antibody Specifically Binds the Target or the Replacement Target if elected pursuant to this Agreement.

1.3                               “Affiliate” means any person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party.  For purposes of this Article 1.3, “control” means (i) the direct or indirect ownership of fifty percent (50%) (or such lesser percent as may be the maximum that may be owned pursuant to applicable laws) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

1.4                               “Antibody” means a naturally-occurring, synthetic, or recombinant immunoglobulin molecule, or portion thereof, that has 30 or more amino acids and that Specifically Binds one or more epitope(s) of an antigen.  For the avoidance of doubt, any protein having fewer than 30 amino acids is not an Antibody under this Agreement.

1.5                               “Antibody Development IP” means any inventions (and any intellectual property rights with respect to such inventions) conceived and/or reduced to practice during the Term by or on behalf of either Party or jointly between the Parties that disclose and claim (i) an Antibody that is not conjugated to a PBD or Drug Moiety and that Specifically Binds the Target or the Replacement Target, (ii) any improvement or modification to any such Antibody, and (iii) any uses or methods of manufacture of such inventions described in clause (i) or (ii).

1.6                               “Code” means the Internal Revenue Code of 1986, as amended.

1.7                               “Confidential Information” means proprietary or confidential Know-How (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement.  For the avoidance of doubt, “Confidential Information” includes Know-How regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.  In addition, all information and materials disclosed under the Confidentiality Agreement between the Parties effective May 9, 2011 (the “Existing CDA”), and the Material Transfer and Evaluation Agreement between the Parties effective October 18, 2011, and amended as of July 12, 2012, October 12, 2012, December 18, 2012 and March 14, 2013 (the “Existing MTA”) shall be deemed to be Confidential Information under this Agreement.  In the event of a conflict between the terms of either the Existing CDA or the Existing MTA, on the one hand, and the terms of this Agreement, on the other hand, the terms of this Agreement shall prevail.

1.8                               “Control” or “Controlled By” means the rightful possession by a Party, as of the Effective Date or at any time during the Term, of the ability to grant a license, sublicense or other right to exploit, as provided herein, without violating the terms of any agreement with any Third Party existing at the time of such grant.

1.9                               “Diligent Efforts” means those commercially reasonable efforts and resources that are comparable to that of a Party’s internal program of similar market potential and market size, risk and at a similar stage of development, however, in any case, such efforts shall be consistent with the exercise of prudent scientific and business judgment.  For purposes of determining what efforts and resources are commercially reasonable, a Party may, among other things, take into account issues of safety, and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for resulting products, the proprietary position of the product, the regulatory structure involved, the potential total profitability of the applicable products marketed or to be marketed, and other relevant factors.

1.10                        “Drug Moiety” means a molecule containing one or more of the PBD(s) set forth on Exhibit 3 attached hereto, as such exhibit may be amended to include any additional PBD specifically identified by Spirogen in writing as a Drug Moiety for use pursuant to this Agreement.  For the avoidance of doubt, any molecule not set forth on Exhibit 3, as may be amended, shall not be considered a Drug Moiety under this Agreement and shall not be licensed hereunder.

1.11                        “Drug Moiety Development IP” means any inventions (and any intellectual property rights with respect to such inventions) conceived and/or reduced to practice during the Term by or on behalf of either Party or jointly between the Parties that disclose and claim (i) a PBD or Linker that is not conjugated to an Antibody that Specifically Binds a Target or Replacement Target, (ii) any improvement or modification to any such PBD or Linker, and (iii) any uses or methods of manufacture of such inventions described in clause (i) or (ii).

1.12                        “FATCA” means Sections 1471 through 1474 of the Code, any substantially similar amendments or successor statutes and any current or future regulations of official interpretations thereof.

1.13                        “Field” means the use as a therapeutic in humans or animals.

1.14                        “IND” means an investigational new drug application filed with the USFDA, or equivalent filed with a regulatory authority in another country, or the equivalent as a therapeutic for animals in the US or another country.

1.15                        “Joint Development IP” means any inventions (and any intellectual property rights with respect to such inventions) conceived and/or reduced to practice during the Term jointly between the Parties that disclose and claim an invention that is not Antibody Development IP, ADC Development IP, or Drug Moiety Development IP.

1.16                        “KIT” means UniProtKB number P10721, otherwise known as (1) stem cell growth factor receptor Kit (SCFR), (2) c-Kit, (3) CD117, (4) tyrosine-protein kinase Kit, or (5) proto-oncogene c-Kit.

1.17                        “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing.  Know-How does not include any Patents.

1.18                        “Licensed Intellectual Property” means (a) Know-How Controlled by Spirogen or any of its Affiliates, including additional Know-How as described in Section 2.2; and (b) the Patents listed in Exhibits 1A and 1B, as such exhibit may be amended pursuant to Section 2.2.

1.19                        “Licensed Product” means an ADC Drug Reagent.

1.20                        “Linker” means any chemical moiety that is used to covalently link an Antibody to one or more PBDs.  Such Linker chemistry includes but is not limited to a single atom or bond used to link such Antibody.

1.21                        “Net Sales”  means the gross amounts billed or invoiced by Kolltan, its Affiliates or its sublicensees to Third Parties that are not sublicensees for the sale or other transfer for consideration of Licensed Products, less the following deductions, determined in each case in accordance with the generally accepted accounting principles (GAAP) as practiced in the United States, and only to the extent attributable to Licensed Products:

(a)         trade, quantity and cash discounts allowed and taken;

(b)         refunds, chargebacks and any other allowances given and taken which effectively reduce the gross amounts billed or invoiced;

(c)          normal and customary product returns, credits or allowances actually taken;

(d)         rebates, reimbursements, fees, taxes or similar payments to (i) wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, governmental entities, or other institutions or health care organizations to the extent actually paid or credited; or (ii) patients and other Third Parties arising in connection with any program that provides low income, uninsured or other patients the opportunity to obtain discounted Licensed Products;

(e)          discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, including required chargebacks and retroactive price reductions;

(f)           transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on a bill or an invoice to such Third Parties; and

(g)          taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on a bill or an invoice to such Third Parties.

Transfer of Licensed Products (1) between Kolltan and its Affiliates and/or its sublicensees (except where such Affiliates or sublicensees are an end user of the Licensed Product) or (2) to Third Parties from which Kolltan receives no consideration, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use, in reasonable and customary quantities, as samples, shall in each case ((1) and (2)) be excluded from the computation of Net Sales, and no payments will be payable on such sales or such other transfers for consideration.

If a Licensed Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash.  Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Licensed Product in arm’s length transactions in the relevant country.

1.22                        “Patent(s)” means any and all patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.23                        “PBD” means a compound Controlled by Spirogen containing the following atomic framework:

[**]

for the avoidance of doubt, such compounds may include additional unsaturation, be substituted on any position, or be fused to another structure.

1.24                        “Phase I Clinical Trial” means a human clinical study as described in 21 C.F.R. 312.21(a) designed to determine the metabolism and pharmacological action and side effects associated with increased dosage of a Licensed Product.

1.25                        “Phase III Clinical Trial” means a human clinical study, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a product for one or more indications in order to support the Regulatory Approval of such product for such indication as further described in 21 C.F.R. 312.21(c), or a similar clinical study in a country other than the United States.

1.26                        “Regulatory Approval” means the approval, registration, license, permit, or authorization, including, for the avoidance of doubt, pricing and reimbursement approval, issued by the appropriate competent authorities necessary or desirable to market and commercialize a pharmaceutical or biological product in a country or jurisdiction.

1.27                        “Regulatory Exclusivity” means any period of regulatory data protection or market exclusivity or similar regulatory protection granted to a Licensed Product that (a) is afforded by the competent regulatory authorities in a country, including any such periods provided by the USFDA or any national or international equivalents, and (b) is based, in whole or in part, upon the inclusion of a Drug Moiety as part of the Licensed Product.

1.28                        “Replacement Target” means UniProtKB number Q9UM73, otherwise known as (1) ALK tyrosine kinase receptor, (2) Anaplastic Lymphoma Kinase, or (3) CD246.

1.29                        “Specifically Binds” means binding with a dissociation constant (Kd) of at least [**].

1.30                        “Target” means KIT.

1.31                        “Territory” means the world.

1.32                        “Third Party” shall mean with respect to each Party, an entity or person (including any tax authority or governmental agency) that is not an Affiliate of such Party.

1.33                        “USFDA” means the United States Food and Drug Administration.

1.34                        “Valid Claim” means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or (b) a claim within a patent application, which application has not been pending for more than [**] years from the date of its first filing and which claim has not been revoked, cancelled, withdrawn, held invalid or abandoned.

1.35                        Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:

AAA	10.1.3(a)

Agreement	Preamble

[**]	3.3.1

CREATE Act	4.7

Disclosing Party	6.2

Effective Date	Preamble

Existing CDA	1.7

Existing MTA	1.7

Indemnitee	8.2

Indemnitor	8.2

Infringement	4.3.1

Joint Patents	4.1.2(d)(ii)

Kolltan	Preamble

[**]	3.3.1

Loss or Losses	8.1

Non-Disclosing Party	6.2(a)

Other Inventions	4.1.2(f)

Party or Parties	Preamble

Pre-Existing Agreements	2.4

Royalty Term	3.4

Securities Act	3.7

Series C Preferred Stock	3.1

Spirogen	Preamble

Spirogen LP	Preamble

Spirogen SARL	Preamble

Term	9.1

Third Party Claims	8.1

Third Party Infringement Claim	4.4

Work Plan	2.5

Work Plan End Date	2.5

ARTICLE 2
LICENSES

2.1                               License Grant.  Subject to the mutual covenants and other terms contained herein, including but not limited to Article 2.4, Spirogen grants to Kolltan under the Licensed Intellectual Property, Drug Moiety Development IP, Other Inventions, and Joint Development IP (a) an exclusive (even as to Spirogen), worldwide license in the Field, with the full right to sublicense (through multiple tiers and including, for the avoidance of doubt, to persons who are not Affiliates of Kolltan), to make (and have made), use, sell, offer for sale, and import the Licensed Product and (b) a non-exclusive, non-sublicensable and non-transferable (except to Third Party contractors and vendors performing work on behalf of Kolltan and except as provided in Section 11.3), worldwide license solely for research and development purposes to use (but not to sell, offer for sale, or import) Drug Moiety and PBDs provided by Spirogen to Kolltan in the development of a Licensed Product, including in connection with testing a Licensed Product against a control antibody.  For the avoidance of doubt, this Agreement does not grant to Kolltan any right under the Licensed Intellectual Property, Other Inventions, or Drug Moiety Development IP to make (and have made), use, sell, offer for sale, or import any Drug Moiety, PBD, or Linker that is not part of the Licensed Product; provided that nothing in this Agreement precludes Kolltan from making (and having made), using, selling, offering for sale, or importing toxins conjugated to Antibodies by a linker, using toxins other than PBDs.

2.2                               Additional Drug Moiety.  Exhibit 3 attached hereto lists all Drug Moieties as of the Effective Date.  In the event that Spirogen creates a new molecule containing one or more PBD(s), including one optionally containing a Linker, subsequent to the Effective Date (for the avoidance of doubt, a “new” PBD is one that was not in existence as of the Effective Date) that is not subject to a Third Party agreement or reserved by Spirogen at Spirogen’s discretion, [**].  In such event, (a) if Spirogen Controls other Patents disclosing and/or claiming such new molecule, [**].

2.3                               Replacement Target.  In the event that Kolltan determines, prior to or at the earlier of (a) completion of preclinical toxicology, including data analysis, with respect to an Antibody that Specifically Binds the Target, and (b) [**] from the Effective Date, that Kolltan no longer wishes to pursue the Target, Kolltan may elect in writing to Spirogen to pursue the Replacement Target.  In such instance, Kolltan shall no longer be licensed under this Agreement with respect to an ADC Drug Reagent having an Antibody that Specifically Binds KIT but thereafter shall be licensed under this Agreement with respect to an ADC Drug Reagent that has an Antibody that Specifically Binds the Replacement Target, and Kolltan agrees, in such circumstance, not to pursue work on an ADC Drug Reagent having an Antibody that Specifically Binds KIT utilizing materials provided by Spirogen.

2.4                               License Restriction.  Kolltan recognizes that Spirogen is party to certain agreements prior to the Effective Date (the “Pre-Existing Agreements”) and may enter into other agreements not in conflict with this Agreement in the future.  Accordingly, Kolltan understands and agrees that the license granted in this Agreement is restricted to Licensed Products that Specifically Bind the Target (or Replacement Target if selected) licensed hereunder and that no license is given or implied under the Licensed Intellectual Property with respect to any PBD or Drug Moiety alone or conjugated to an Antibody that does not Specifically Bind the Target or Replacement Target as the case may be.  For the avoidance of doubt, Spirogen may grant licenses to a Third Party under the Licensed Intellectual Property for any purpose provided it does not license rights to any products that Specifically Bind the Target or Replacement Target as the case may be.

2.5                               Work Plan and Spirogen Services.  The Parties shall agree to a work plan for the period from the Effective Date through the later of (a) [**], (b) if Kolltan designates the Replacement Target, then [**] months from the date of such designation, or (c) if Spirogen provides Kolltan with a new Drug Moiety pursuant to Section 2.2, then [**] months from the date of such provision (the later of (a), (b) and (c), the “Work Plan End Date”), substantially as set forth in Exhibit 2 (the “Work Plan”), that will set forth the services to be provided to Kolltan by Spirogen, including consultation and the transfer of Drug Moiety; provided that Kolltan may terminate, in whole or in part, the services to be provided under the Work Plan (without terminating this Agreement) at any time upon written notice to Spirogen.  Spirogen shall provide reasonable assistance (including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support) to Kolltan or its designees with respect to the use of the Licensed Intellectual Property in accordance with the licenses granted to Kolltan hereunder and reasonable assistance to enable Kolltan to transfer certain activities to Third Party manufacturers and other Third Party service providers, all of which shall be provided at the rate set forth in Article 3.2 below.  The services and all deliverables to be provided by Spirogen to Kolltan pursuant to the Work Plan will be performed in a professional and workmanlike manner consistent with the level of service provided by Spirogen to its other licensees and collaboration partners and Spirogen’s and its Affiliates’ own internal programs.  Spirogen shall provide Kolltan with materials specified in the Work Plan in amounts and at times specified therein.  All material shall be shipped FCA [LOCATION OF SHIPPING] (Incoterms 2010) to Kolltan.  The Parties shall use Diligent Efforts to complete the activities described in the Work Plan, unless changed or terminated.  Any amendments to the Work Plan shall only be effective if agreed to in writing by both Parties.  For the avoidance of doubt, neither Party shall be obliged to extend the Work Plan beyond the Work Plan End Date.  Kolltan shall pay Spirogen under the Work Plan as provided in Section 3.2 below.  Spirogen shall provide a progress report [**] that details the progress Spirogen is making in fulfillment of its services under the Work Plan.  Such reports shall also set forth the results, information, and data generated by Spirogen in performing the services under the Work Plan, and Spirogen shall provide such additional information and data (and provide Kolltan with access to any underlying records or documents) with respect to the services as Kolltan may request.

2.6                               Diligent Efforts.  Kolltan shall use Diligent Efforts to (a) develop and commercialize at least [**], and (b) file an IND for [**] within (i) thirty-six (36) months after the Effective Date (if a Replacement Target is not selected) or (ii) thirty-six (36) months after formal designation of a Replacement Target pursuant to the process set forth in Section 2.3, if applicable; provided that Spirogen acknowledges and agrees that Kolltan’s ability to comply with the foregoing is subject to Spirogen fulfilling its obligations under the Work Plan.  Kolltan shall provide a progress report [**] that details the progress Kolltan is making in fulfillment of this provision.

2.7                               Reservation of Rights.  Spirogen reserves all rights not specifically granted under this Article 2, including but not limited to Spirogen’s rights to any PBD and/or Linker that is not part of a Drug Moiety.  In particular, Spirogen shall be free to dispose of its PBD and Linker technology, at Spirogen’s sole discretion, in any manner that is not in conflict with this Agreement.  Notwithstanding the foregoing, Spirogen agrees that it will not grant a license to any Affiliate or any Third Party to, and Spirogen itself will not, make, have made, use, sell, offer for sale, or import a PBD, or a drug moiety or antibody-drug conjugate containing a PBD, for the purpose of targeting the Target (unless and until a Replacement Target is designated) or Replacement Target (unless and until Kolltan’s option to designate a Replacement Target expires under Section 2.3 without Kolltan having exercised the option).

ARTICLE 3
FINANCIAL TERMS

3.1                               Initial Payment.  In consideration of the rights granted under Section 2, no later than [**] days after the Effective Date, Kolltan shall issue to Spirogen, on a one-time basis, 2,500,000 shares of Kolltan Series C Convertible Preferred Stock, $.001 par value (“Series C Preferred Stock”).  In connection with such issuance, Spirogen shall become party to the Amended and Restated Investor Rights Agreement, dated March 1, 2012, among Kolltan and certain other stockholders of Kolltan.  The payment under this Section 3.1 shall be non-creditable against other payments due hereunder.

3.2                               Fee for Service.  For the duration of the Work Plan referred to in Section 2.5 above, Kolltan shall pay Spirogen for any services provided pursuant to the Work Plan at an hourly rate equal to $[**] per hour.  Spirogen shall invoice Kolltan once monthly for all amounts due for services provided pursuant to the Work Plan, which invoice shall set forth sufficient detail related to the work performed and time incurred for Kolltan to confirm its payment obligations under this Agreement.  All invoices shall be due within [**] days of receipt, except that Kolltan may withhold any amounts disputed in good faith.  Spirogen shall at its own cost make and retain, during the Term and for a period of [**] thereafter, records (in form and substance reasonable acceptable to Kolltan) of all services performed by Spirogen pursuant to the Work Plan and all costs related thereto.  Spirogen shall permit representatives of Kolltan to audit, inspect, and copy [**] per year during regular business hours, during the Term and for [**] thereafter, the books, records, and accounts of Spirogen to the extent that such books, records, and accounts pertain to or otherwise relate to the performance of such services, including any costs incurred for or charged to Kolltan.  Kolltan shall pay for any such audit unless the audit reveals that Kolltan overpaid fees due pursuant to this Article during the period of the audit by [**] percent ([**]%) or more, in which case Spirogen shall pay the cost of the audit.

3.3                               Milestone Payments.  No later than [**] days after the occurrence of each of the milestone events set forth below, Kolltan shall pay Spirogen the following milestone payments with respect to a Licensed Product:

3.3.1                     Upon the first dosing, of the first patient, in the first Phase I Clinical Trial, for the first Licensed Product, Kolltan shall issue to Spirogen, on a one-time basis, either (a) in Kolltan’s sole discretion a number of shares of (A) that class of Kolltan preferred stock [**] $2,000,000 [**] or (b) if at such time Kolltan’s common stock is traded on an exchange or in an over-the-counter market or there are otherwise no shares of Kolltan preferred stock outstanding, a number of shares of Kolltan common stock equal to $2,000,000 divided by the average closing price (or, if no closing sale price is reported, the average of the bid and ask prices) of Kolltan’s stock on the exchange or market on which it is traded for the thirty (30) days immediately prior to the date of such milestone achievement (or if there is no closing sales price or bid and ask prices, the most recently determined fair value per share of Kolltan common stock).  In connection with any issuance of shares of an [**].

3.3.2                     Upon the first dosing, of the first patient, in the first Phase III Clinical Trial, for the first Licensed Product, Kolltan shall, on a one-time basis, in Kolltan’s sole discretion, either (a) pay to Spirogen twenty million US Dollars ($20,000,000), or (b) issue to Spirogen (i) a number of shares of (A) that class of Kolltan preferred stock [**] $20,000,000 [**] or (ii) if at such time Kolltan’s common stock is traded on an exchange or in an over-the-counter market or there are otherwise no shares of Kolltan preferred stock outstanding, a number of shares of Kolltan common stock equal to $20,000,000 divided by the average closing price (or, if no closing sale price is reported, the average of the bid and ask prices) of Kolltan’s stock on the exchange or market on which it is traded for the thirty (30) days immediately prior to the date of such milestone achievement (or if there is no closing sales price or bid and ask prices, the most recently determined fair value per share of Kolltan common stock).  In connection with any issuance of shares of [**].

3.3.3                     Upon first dosing, of the first patient, in each subsequent Phase III Clinical Trial, for a Licensed Product, for each new indication, Kolltan shall, on a one-time basis, in Kolltan’s sole discretion either (a) pay to Spirogen five million US Dollars ($5,000,000), or (b) issue to Spirogen (i) a number of shares of (A) that class of Kolltan preferred stock [**] $5,000,000[**] or (ii) if at such time Kolltan’s common stock is traded on an exchange or in an over-the-counter market or there are otherwise no shares of Kolltan preferred stock outstanding, a number of shares of Kolltan common stock equal to $5,000,000 divided by the average closing price (or, if no closing sale price is reported, the average of the bid and ask prices) of Kolltan’s stock on the exchange or market on which it is traded for the thirty (30) days immediately prior to the date of such milestone achievement (or if there is no closing sales price or bid and ask prices, the most recently determined fair value per share of Kolltan common stock).  In connection with any issuance of shares of [**].

3.3.4                     Upon first Regulatory Approval of a Licensed Product in any of the United States, France, Germany, Italy, Spain or United Kingdom, Kolltan shall pay Spirogen, one-time only, fifty million US Dollars ($50,000,000).

3.3.5                     Upon cumulative Net Sales of a Licensed Product exceeding [**] US dollars ($[**]), Kolltan shall pay Spirogen, one-time only, twenty-five million US Dollars ($25,000,000).

For the avoidance of doubt, (i) each of the milestones set forth above in Sections 3.3.1, 3.3.2, 3.3.4, and 3.3.5 will be payable only once regardless of how many Licensed Products or how many times Kolltan may achieve each milestone event; (ii) the milestone set forth above in Section 3.3.3 will be payable only once with respect to each indication regardless of how many Licensed Products may achieve such milestone event with respect to the same indication; and (iii) each of the foregoing milestones in this Section 3.3 shall only be payable with respect to a Licensed Product, the manufacture, use, sale, offer for sale, or importation of which is covered or claimed by a Valid Claim of Licensed Intellectual Property, ADC Development IP, Drug Moiety Development IP, or Joint Development IP.  For purposes of determining what is a new indication under Section 3.3.3, an indication will be deemed a “new indication” based on the classification of a disease originating from a single cell type such as AML or GIST; provided that the “new indication” must have a separate histology than any indication with respect to which prior milestones were paid (e.g., sub-categories such as first-line to second-line therapies or stage 1 and stage 3 would not be deemed new indications).

3.4                               Royalties.  Kolltan shall pay to Spirogen a royalty in the amount of [**] percent ([**]%) of Net Sales of any Licensed Product, whether such Net Sales are by Kolltan, its Affiliates or sublicensees; and Kolltan shall pay such royalties, on a Licensed Product-by-Licensed Product basis and on a country-by-country basis, in a given country until the later of (a) the date on which the manufacture, use, sale, offer for sale, or importation of such Licensed Product is no longer covered by a Valid Claim of a Patent in such country contained in the Licensed Intellectual Property, the Drug Moiety Development IP, the ADC Development IP, or the Joint Development IP and (b) the expiration of Regulatory Exclusivity (if any) conferred upon such Licensed Product in such country (collectively, the “Royalty Term”).  In the event that, on a country-by-country and Licensed Product-by-Licensed Product basis, (i) the making (and having made), using, selling, offering for sale, and importing of a Licensed Product is not covered in such country by a Valid Claim of a Patent in the Licensed Intellectual Property, the Drug Moiety Development IP, the ADC Development IP, or the Joint Development IP; and (ii) the Regulatory Exclusivity conferred on such Licensed Product in such country is attributed to the Antibody alone, the royalty due hereunder shall be reduced by [**]% for the remainder of the Royalty Term with respect to such Licensed Product.

3.5                               Royalty Reports and Payments.  Commencing with the first commercial sale of a Licensed Product by Kolltan or its authorized sublicensee under this Agreement, Kolltan shall make written reports to Spirogen within [**] days after the end of each calendar quarter, stating in each such report the Net Sales in US Dollars of each Licensed Product sold during such quarter by Kolltan or its sublicensees and the calculation of royalty payments due to Spirogen on such Net Sales.  Simultaneous with the delivery of the report required in this Section, Kolltan shall pay to Spirogen the total royalties, if any, due for the period of such report.  If no royalties are due, Kolltan shall so report.  If Kolltan receives payment in a currency other than US Dollars for which a royalty is owed under this Agreement, then the payment will be converted into US Dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the calendar quarter in which the payment was received by Kolltan.

3.6                               Payments to Spirogen.  Any and all payments due, or securities to be issued, under this Agreement to Spirogen shall be made or issued to Spirogen SARL (Bermuda Branch) at Cumberland House, 1 Victoria Street, 5th Floor, Hamilton HM 12 Bermuda, or at such location designated by Spirogen in writing at least [**] days prior to the relevant payment due date.

3.7                               Restricted Securities; Absence of Intent to Distribute.  Spirogen represents that it is an “accredited investor” as such term is defined for purposes of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  Spirogen understands that any shares of Kolltan capital stock issued pursuant to this Article 3 will not be registered under the Securities Act for the reason that the sales provided for herein are exempt from registration pursuant to Section 4 of the Securities Act and that Kolltan’s reliance on such exemption is predicated in part on Spirogen’s representations set forth herein.  Spirogen understands that any such shares of Kolltan capital stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that in the absence of an effective registration statement covering such shares or an available exemption from registration under the Securities Act, the shares must be held indefinitely.  Spirogen represents and covenants that, to the extent it acquires shares of Kolltan capital stock pursuant to this Article 3, it will be acquiring such shares for its own account and not with a present view to, or for sale in connection with, any distribution thereof.  Spirogen consents to the placement of the following legend on each certificate for such shares:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR SOLD UNLESS (i) A REGISTRATION STATEMENT UNDER SUCH ACT IS THEN IN EFFECT WITH RESPECT THERETO, (ii) A WRITTEN OPINION FROM COUNSEL FOR THE ISSUER OR COUNSEL FOR THE HOLDER REASONABLY ACCEPTABLE TO THE ISSUER HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED, OR (iii) A ‘NO ACTION’ LETTER OR ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER OR SALE.”

ARTICLE 4
INTELLECTUAL PROPERTY

4.1                               Prosecution and Maintenance.

4.1.1                     Licensed Intellectual Property.  Spirogen shall, at its sole discretion, have the right (and the obligation) to prosecute and maintain Patents within the Licensed Intellectual Property with reasonable commercial care taking into account the value of such Licensed Intellectual Property to Kolltan.  Spirogen will pay any costs and fees for prosecution and maintenance of the Licensed Intellectual Property.  For the avoidance of doubt, Spirogen may, at its sole discretion, abandon, refile, amend or otherwise prosecute patent applications in the Licensed Intellectual Property, with reasonable commercial care taking into account the value of such Licensed Intellectual Property to Kolltan.

4.1.2                     Development IP.

(a)                                 Antibody Development IP.  Any Antibody Development IP shall be solely owned by [**], regardless of inventorship, as between the Parties.  [**] shall, at its sole discretion and at its sole expense, have the sole right to prosecute and maintain the Antibody Development IP.  [**] agrees to assign and does hereby assign to [**] interest in any Antibody Development IP.

(b)                                 Drug Moiety Development IP.  Any Drug Moiety Development IP shall be solely owned by [**], regardless of inventorship, as between the Parties.  [**] shall, at its sole discretion and its sole expense, have the sole right to prosecute and maintain the Drug Moiety Development IP.  [**] agrees to assign and does hereby assign to [**] interest in any Drug Moiety Development IP.

(c)                                  ADC Development IP.  Any ADC Development IP shall be solely owned by [**], regardless of inventorship, as between the Parties.  [**] shall, at its sole discretion and at its sole expense, have the sole right to prosecute and maintain the ADC Development IP.  [**] agrees to assign and does hereby assign to [**] interest in any ADC Development IP.

(d)                                 Joint Development IP.  Any Joint Development IP shall be owned jointly by the Parties.

(i)                                     Subject to the licenses granted under this Agreement (including pursuant to Section 2.1), each Party shall have the right to practice and exploit any Joint Development IP without the duty of accounting to any other Party or seeking consent (for licensing, assigning, or otherwise exploiting Joint Development IP) from any other Party by reason of the joint ownership thereof; and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting, and, to the extent there are any applicable laws that prohibit such a waiver, each Party will be deemed to so consent.  Each Party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving Joint Development IP.

(ii)                                  [**] shall be responsible at its sole cost for prosecution and maintenance of any patent application filed with respect to Joint Development IP and any patents issuing therefrom (collectively, a “Joint Patent”), with reasonable commercial care taking into account the value of such Joint Patent to [**] shall keep [**] reasonably informed of [**] prosecution and maintenance activities and shall provide [**] a reasonable opportunity to review and comment on such filing and prosecution efforts regarding the Joint Patents.  [**] shall provide [**] with a copy of all material communications from any patent authority regarding such Joint Patents and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for [**] to review and comment thereon.  [**] shall consider in good faith [**] comments on such filing before submitting such filing to the relevant patent authority.  [**] shall consult with [**]before taking any action that would have a material adverse impact on the scope of claims within the applicable Joint Patents, including any action that would abandon subject matter or narrow the scope of claims.  If [**] determines in its sole discretion to not prosecute, to abandon, or otherwise to not maintain any Joint Patent, then [**] shall provide [**] written notice of such determination at least [**] days before any deadline for taking action to avoid abandonment and shall provide [**] with the opportunity to prosecute and maintain such Joint Patent, in which event (i) such Joint Patent shall not be deemed Joint Development IP under this Agreement, and (ii) [**] shall assign such patent or patent application to [**].  [**] shall, at its sole discretion and its sole expense, thereafter have the right to prosecute and maintain such assigned Patent.

(e)                                  Prosecution Assistance.  Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 4.1.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(f)                                   No Filing.  Kolltan shall not, during the Term, file any patent application in any jurisdiction specifically claiming a PBD or Drug Moiety conjugated to an Antibody other than an Antibody that Specifically Binds the Target or the Replacement Target or uses thereof; provided that the foregoing prohibition shall not apply to any Patent filed prior to the Effective Date or any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part (only to the extent the claims of such continuations-in-part are supported by the disclosure in such patents or patent applications filed prior to the Effective Date to which they claim priority) of any of the foregoing.  For the avoidance of doubt, any claim in a continuation-in-part application that is supported by the disclosure in the continuation-in-part application but is not supported by the disclosure in such patents or patent applications filed prior to the Effective Date to which they claim priority would be subject to the prohibition of this Section 4.1.2(f).

(g)                                  Other Inventions.  Ownership of any invention (including any intellectual property rights with respect to such invention) that is not Antibody Development IP, Drug Moiety Development IP, ADC Development IP, Joint Development IP, or Licensed Intellectual Property and that is conceived and/or reduced to practice under the Work Plan (collectively, the “Other Inventions”) shall be determined under the principles of [**].  In the case of such Other Inventions, if Spirogen is the owner, the Other Invention shall be licensed under Section 2.1, and, if Kolltan is the owner, the Other Invention shall be subject to a perpetual, non-exclusive, royalty-free, sublicensable license to Spirogen for any use except with respect to Licensed Product or Antibody that Specifically Binds Target or Replacement Target.  Any other intellectual property not addressed in this Section 4.1.2 or otherwise licensed hereunder shall not be subject to this Agreement.

(h)                                 [**].  Inventorship with respect to ADC Development IP, Antibody Development IP, Drug Moiety Development IP, and Joint Development IP shall be determined under principles of [**], with ownership being determined as set forth in this Section 4.1.2.

(i)                                     Assignment Assistance.  Each Party agrees to execute all documents reasonably necessary to effect the assignments described in this Section 4.1.2 or the recordation thereof, including, to the extent that an employee or agent of one Party is an inventor named on one or more Patents covered by this Section 4.1.2, requiring such employee or agent to execute such documents, at no cost to the other Party.

(j)                                    Disclosure.  [**] shall promptly disclose to [**] all ADC Development IP, Antibody Development IP, and Joint Development IP, and [**] shall promptly disclose to [**] all Drug Moiety Development IP, ADC Development IP, and Joint Development IP, including all invention disclosures or other similar documents submitted to such Party by its employees, agents or independent contractors describing such inventions.  Such Party shall also respond promptly to reasonable requests from the other Party for more information relating to such inventions.  A Party making a disclosure under this Subsection may redact any information outside the scope of the rights granted under this Agreement.

(k)                                 Spirogen SARL.  Any and all assignments to Spirogen of intellectual property under this Section 4.1.2 shall be assigned to Spirogen SARL or its successor-in-interest in the event of an assignment pursuant to Article 11.3 below.

(l)                                     Inventions.  The Parties acknowledge and agree that the definitions ADC Development IP, Antibody Development IP, Drug Moiety Development IP, Joint Development IP, and Other Inventions are separate, non-overlapping definitions, and no invention is intended to be included in more than one definition.

(m)                             Determination of Whether a Compound Is a PBD.  Both Parties recognize the desire to limit unnecessary disclosure of Confidential Information between the Parties; however, in order to comply with the terms and conditions of, or exercise rights under, this Agreement, the Parties may need to know whether certain compounds or molecules are PBDs, as defined under this Agreement.  Therefore, if Kolltan wishes to pursue patent protection on, or otherwise needs to understand how to comply with its obligations or exercise its rights under this Agreement with respect to, a pyrrolobenzodiazepine molecule or a compound in which a pyrrolobenzodiazepine molecule is a part, Kolltan may provide in writing the chemical structure of such pyrrolobenzodiazepine molecule to the Evaluator and request that the Evaluator inform Kolltan as to whether such designated pyrrolobenzodiazepine molecule is a PBD as defined in this Agreement.  Spirogen shall cause the Evaluator to provide a written response to Kolltan’s inquiry within [**] days of receipt by the Evaluator of such inquiry.  Such written response shall indicate whether the designated pyrrolobenzodiazepine molecule is a PBD (as defined in this Agreement) and shall provide either a patent publication number or a copy of an unpublished patent application (with irrelevant information redacted) in support thereof.  In no event shall the Evaluator disclose the identity of, characteristics of, or any information about, the designated pyrrolobenzodiazepine molecule to Spirogen.  To the extent that the Evaluator confirms that such designated  pyrrolobenzodiazepine molecule is a PBD (as defined in this Agreement), all terms of this Agreement that relate to PBDs shall apply to such molecule.

Spirogen shall provide to, and shall cause the Evaluator to keep, a current list of PBDs as defined in this Agreement.  If there is a deadline for filing a patent application or some other reason for requiring a response from the Evaluator in less than [**] days, Kolltan will notify Spirogen, and Spirogen will use good faith efforts to cause the Evaluator to respond more quickly.  For the purposes of this section, “Evaluator” means (i) [**] or (ii) any successor to [**] identified by Spirogen, which successor shall be an independent Third Party patent attorney retained solely for purposes of determining the rights to compounds and molecules as between Spirogen and its various licensees and collaborators and who personally, and whose law firm, is not performing any other legal work for Spirogen or its Affiliates.

4.1.3                     Rights to Data.  Any data generated by Kolltan using the Licensed Intellectual Property in conceiving and/or reducing to practice a PBD conjugated to a targeting agent shall be provided to Spirogen (provided that it can be disclosed without breach of a pre-existing obligation to a Third Party) and may be used by Spirogen in prosecuting its own intellectual property and/or for general business purposes; provided that (a) such data must be “anonymized” as reasonably required by Kolltan for confidentiality purposes; and (b) any use of such “anonymized” data shall be subject to the obligations to have such use reviewed as provided in Section 6.2 below (even if such use is not a publication or disclosure as described in Section 6.2 and even if such use is in connection with prosecution of intellectual property).

4.2                               Non-Solicitation.  The Parties agree that during the Term and for [**] months thereafter, neither Party shall directly or indirectly solicit (other than through a general solicitation to which an individual employee responds) for employment any scientist, member of management or any other individual who is or was employed by the other Party or its Affiliates.

4.3                               Enforcement Rights for Infringement by Third Parties.

4.3.1                     Notice.  Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of the Licensed Intellectual Property, Antibody Development IP, Drug Moiety Development IP, ADC Development IP, or Joint Development IP (“Infringement”), or of any claim of invalidity, unenforceability, or non-infringement of the Licensed Intellectual Property, Antibody Development IP, Drug Moiety Development IP, ADC Development IP, or Joint Development IP.  If [**] is the party receiving such notice with respect to Licensed Intellectual Property, Drug Moiety Development IP, or Joint Development IP, [**] shall provide to [**] all evidence in [**] possession pertaining to the actual or suspected infringement, or claim of invalidity, unenforceability, or non-infringement that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege; and, if [**] is the party receiving such notice with respect to Antibody Development IP, ADC Development IP, or Joint Development IP, [**] shall provide to [**] all evidence in [**] possession pertaining to the actual or suspected infringement, or claim of invalidity, unenforceability, or non-infringement that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

4.3.2                     Enforcement Actions.

(a)                                 Licensed Intellectual Property.  Spirogen shall have the sole right and authority to enforce the Licensed Intellectual Property and to defend against any charge that such

Licensed Intellectual Property is invalid or unenforceable, with reasonable commercial care taking into account the value of such Licensed Intellectual Property to Kolltan; and Kolltan agrees to be joined as a party, if necessary, at the expense of Spirogen.  If the Infringement of the Licensed Intellectual Property involves the Licensed Product (including an Infringement with respect to Third Party’s manufacture, use, offer for sale, sale, or importation of a product competitive with the Licensed Product), then Spirogen shall have an obligation to enforce the Licensed Intellectual Property; provided that, if the Parties do not agree as to whether there is actual infringement, then the Parties shall provide sufficient information for a determination of infringement under such circumstances as then exist to a law firm mutually selected by the Parties, such law firm not representing either party at the time or at any time in the past.  The Parties shall pay the fees and costs of such law firm equally.  If such law firm determines that there is infringement of one or more Patents of the Licensed Intellectual Property and that such Patent is valid and enforceable, then Spirogen shall be obligated to enforce such Patent or Patents; otherwise Spirogen may, in its sole discretion, determine not to enforce.

(b)                                 Drug Moiety Development IP & Joint Development IP.  [**] shall have the first right and authority to enforce the Drug Moiety Development IP and Joint Development IP and to defend against any charge that such Drug Moiety Development IP or Joint Development IP is invalid or unenforceable, with reasonable commercial care, and [**] agrees to be joined as a party, if necessary, at the expense of [**] shall have a period of [**] days after its receipt or delivery of notice of infringement to elect to so enforce any such applicable Drug Moiety Development IP or Joint Development IP.  If [**] does not so elect, [**] shall so notify [**] in writing, and [**] shall have the right to commence a suit or take action to enforce the applicable Drug Moiety Development IP or Joint Development IP with respect to such Infringement in the Territory by its own counsel, and [**] agrees to be joined as a party, if necessary, at the expense of [**] and to provide reasonable assistance to [**], at the expense of [**].  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts.

(c)                                  Antibody Development IP.  [**] shall have the sole right and authority to enforce the Antibody Development IP and to defend against any charge that such Antibody Development IP is invalid or unenforceable; and [**] agrees to be joined as a party, if requested by [**], at the expense of [**].

(d)                                 ADC Development IP.  [**] shall have the first right and authority to enforce the ADC Development IP and to defend against any charge that such ADC Development IP is invalid or unenforceable.  [**] shall have a period of [**] days after its receipt or delivery of notice of infringement to elect to so enforce any such applicable ADC Development IP.  If [**] does not so elect, [**] shall so notify [**] in writing, and [**] shall have the right to commence a suit or take action to enforce the applicable ADC Development IP with respect to such Infringement in the Territory by its own counsel, and Kolltan agrees to be joined as a party, if necessary, at the expense of [**] and to provide reasonable assistance to [**], at the expense of [**].  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts.

4.3.3                     Settlement.

(a)                                 Spirogen shall have the sole right and authority to settle any dispute involving the Licensed Intellectual Property; provided that, if any such settlement would materially alter Kolltan’s rights under this Agreement (including the right to sell Licensed Products), then Kolltan’s written consent to the settlement shall be required.

(b)                                 The enforcing Party shall have the sole right and authority to settle any dispute involving the Drug Moiety Development IP, ADC Development IP, or Joint Development IP; provided that the enforcing Party will consult with, and give reasonable consideration to the comments of, the non-enforcing Party; provided further, if any such settlement would materially alter Kolltan’s rights under this Agreement (including the right to sell Licensed Products), then Kolltan’s written consent to the settlement shall be required.

4.3.4                     Costs and Expenses.  Spirogen shall bear all costs and expenses, including but not limited to litigation expenses, related to enforcement actions with respect to the Licensed Intellectual Property.  The enforcing Party shall bear all costs and expenses, including but not limited to litigation expenses, related to enforcement actions with respect to the Drug Moiety Development IP, ADC Development IP, or the Joint Development IP.

4.3.5                     Damages.  All damages, amounts received in settlement, judgment or other monetary awards recovered in an action to enforce the Licensed Intellectual Property, Drug Moiety Development IP, ADC Development IP or Joint Development IP shall be shared as follows:

(a)                                 first, to reimburse the enforcing Party for costs and expenses incurred under Section 4.3.2;

(b)                                 second, if and to the extent lost profits or sales are specifically determined by the adjudicating authority, to Kolltan in reimbursement for its profits or lost sales, which amount shall trigger royalty payments under Section 3.4 above; and

(c)                                  any remainder to the enforcing Party; provided that, if the action relates to the [**] percent ([**]%) of any remainder shall go to the enforcing Party, and [**] percent ([**]%) shall go to the other Party.

4.4                               Third Party Infringement Claims.  In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Kolltan or Spirogen, or any of their respective Affiliates or sublicensees or customers, for infringement or misappropriation of any intellectual property rights with respect to making, using, selling, offering for sale, or importing any Licensed Product (other than a claim, notice, suit or other inter parties proceeding limited to the Antibody component of the Licensed Product) (“Third Party Infringement Claim”), in each case, the Party receiving notice of a Third Party Infringement Claim shall promptly notify the other Party and provide all evidence in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

4.4.1                     Defense.  The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party.  The Parties shall cooperate with each other in all reasonable respects in the defense of any Third Party Infringement Claim and any counterclaim related thereto.  Subject to the respective indemnity obligations of the Parties set forth in Article 8, each Party shall be entitled to defend itself in such suit or inter parties proceeding.  Each Party shall reasonably cooperate with the other Party in connection with any such defense.

4.4.2                     Settlement.  If any such defense under this Article 4.4 would adversely affect one Party’s rights under this Agreement or impose a financial obligation upon one Party or grant rights in respect of or affect the validity or enforceability of the Licensed Intellectual Property, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the written consent of such Party.

4.5                               Challenges to Licensed Intellectual Property.  Kolltan recognizes that any challenge of the Licensed Intellectual Property has the potential to have significant negative consequences for Spirogen’s business, especially with respect to Spirogen’s existing Third Party agreements.  Accordingly, in the event that (a) Kolltan challenges the validity or enforceability of any Patent within the Licensed Intellectual Property, and (b) any claim of any of the Patents in the Licensed Intellectual Property subject to such challenge is determined to be valid and enforceable and would be infringed by Kolltan but for this Agreement, even if other claims are determined to be invalid and unenforceable or not infringed, Kolltan shall, in addition to making all payments due under this Agreement, pay (i) all of Spirogen’s out-of-pocket costs and fees associated with defending such challenge and (ii) stipulated damages in the amount of $[**].  Notwithstanding the foregoing, the provisions of this Section 4.5 shall not apply to any successor-in-interest of Kolltan’s rights hereunder with respect to any challenges made by such successor that are pending as of the date on which it succeeded to Kolltan’s rights hereunder.

4.6                               Kolltan IP.  Except as specifically provided in this Article 4, nothing herein shall be deemed to grant Spirogen any right to prosecute, maintain, or enforce, or defend any charge regarding, Kolltan’s Know-How, Patents, or other intellectual property rights.

4.7                               CREATE Act.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”).  Neither Party (a) without the prior written consent of the other Party, shall make any election under the CREATE Act with respect to the Licensed Products and (b) shall cooperate with the other Party with respect to any actions taken by such other Party in connection with any election made by such other Party under the CREATE Act with respect to the Licensed Products.

ARTICLE 5
CONFIDENTIALITY

5.1                               Non-use and Non-disclosure of Confidential Information.  During the Term, and for a period of [**] years thereafter, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by, in order to further the purposes of this Agreement or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the

Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted).

5.2                               Exclusions Regarding Confidential Information.  Notwithstanding anything set forth in this Article 5 to the contrary, the obligations of Article 5.1 above shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate by competent written proof that the Confidential Information of the other Party:

(a)                                 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e)                                  was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

(f)                                   was released from the restrictions set forth in this Agreement by express prior written consent of the Party.

5.3                               Authorized Disclosures of Confidential Information.  Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:

(a)                                 if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party shall (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

(b)                                 to the extent such use and disclosure is reasonably required in the filing, prosecution, maintenance or publication of any patent application or patent on inventions;

(c)                                  as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for Licensed Product, provided that the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information to the same extent to which it maintains its own confidential information;

(d)                                 to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(e)                                  to the extent necessary, to Affiliates, employees, consultants, agents, professional advisors (including, attorneys, accountants and actual and prospective investment bankers), attorneys, contractors, and clinicians and to actual or potential sublicensees, licensees, collaborators, vendors, acquirers, merger partners, and sources of financing, in each case, under obligations of confidentiality at least as restrictive as those used by the receiving Party to protect its own proprietary or confidential information, but no less restrictive than standard practice in the biotechnology industry, in each case who have a need to know such information (i) in connection with such Party performing its obligations or exercising its rights under this Agreement or (ii) for the purpose of evaluating and entering into a transaction with such Party.

5.4                               Terms of this Agreement.  The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties but can be shared as provided under Section 5.3.

5.5                               No License.  As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party.  Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

ARTICLE 6
PUBLICITY; PUBLICATIONS

6.1                               Publicity.  Neither Party shall distribute a press release relating to this Agreement or the substance thereof without the written consent of the other Party, such consent not to be unreasonably withheld.

6.2                               Publications.  Both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Licensed Products may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial and/or regulatory considerations.  For the avoidance of doubt, except as provided in Section 4.1.3, the terms of this Article 6.2 shall not apply to patent applications filed by a Party.  Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party (the “Disclosing Party”):

(a)                                 With respect to any paper or presentation proposed for disclosure by the Disclosing Party which utilizes information generated by or on behalf of a Party relating to Licensed Products hereunder or includes any Confidential Information of the other Party, the other Party (the “Non-Disclosing Party”) shall have the right to review any such proposed paper or presentation.  The Disclosing Party shall submit to the Non-Disclosing Party the proposed publication or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [**] calendar days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials.  The Non-Disclosing Party shall review such submitted materials and respond to the Disclosing Party as soon as reasonably possible, but in any case within [**] calendar days of receipt thereof.  At the option of the Non-Disclosing Party, the Disclosing Party shall (i) delete from such proposed publication or presentation any Confidential Information of the Non-Disclosing Party and (ii) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than [**] calendar days) to permit the Non-Disclosing Party to seek appropriate patent protection.  Once a publication has been approved by the Non-Disclosing Party, the Disclosing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Disclosing Party; provided such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.

(b)                                 Notwithstanding Section 6.2(a)(i) above, if Kolltan is the Disclosing Party, Kolltan shall not be required to delete from a proposed publication or presentation any general discussion of the chemistry for any ADC Drug Reagent, Drug Moiety, Linker, or PBD or any design or synthesis or antibody conjugation methods for the foregoing; provided that Kolltan will delay publication or presentation as provided in Section 6.2(a)(ii) and will appropriately cite the contributions of Spirogen, using customary standards of scientific attribution.

(c)                                  Notwithstanding the foregoing, Spirogen shall not make publications or presentations with respect to the ADC Drug Reagent, the Target, or the Replacement Target if elected by Kolltan (including the Antibody that is part of the ADC Drug Reagent or that Specifically Binds the Target or the Replacement Target) unless the substance of such publication or presentation is in the public domain through no breach of this Agreement by Spirogen; provided that any such publication or presentation shall be subject to review by Kolltan pursuant to the process set forth in Section 6.2(a).  Kolltan shall not make publications or presentations with respect to a Drug Moiety, PBD, or Linker separate and apart from a discussion of a Licensed Product unless the substance of such publication or presentation is in the public domain through no breach of this Agreement by Kolltan; provided that any such publication or presentation shall be subject to review by Spirogen pursuant to the process set forth in Sections 6.2(a) and (b).

6.3                               No Right to Use Names.  Except as expressly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name of “Spirogen”, “Kolltan”, or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of this Agreement; provided that, without Spirogen’s consent, Kolltan may state that Kolltan is licensed by Spirogen under the Licensed Intellectual Property.  Notwithstanding the foregoing, Kolltan may choose an appropriate generic name for the Licensed Product following customary naming conventions in the industry.

ARTICLE 7
REPRESENTATIONS

7.1                               Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that as of the Effective Date:

(a)                                 it is validly organized and in good standing under the laws of its jurisdiction of incorporation;

(b)                                 it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

(c)                                  the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d)                                 it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder; and

(e)                                  it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

7.2                               Representations of Spirogen.  Spirogen represents and warrants to Kolltan that:

(a)                                 Any Drug Moiety provided under this Agreement is Controlled by Spirogen and Spirogen has the right to provide such Drug Moiety to Kolltan pursuant to the terms of this Agreement.

(b)                                 (i) Neither Spirogen nor any of its Affiliates has entered, nor shall any of them enter, into any agreement with any Third Party in which Spirogen or such Affiliate has granted or will grant license rights to a Third Party that prevent Kolltan from exercising, or otherwise conflicts with, the rights granted in this Agreement; (ii) Spirogen, as of the Effective Date, has not entered into any agreement with any Affiliate of Spirogen in which Spirogen has granted license rights to any such Affiliate that prevent Kolltan from exercising, or otherwise conflicts with, the rights granted in this Agreement; and (iii) neither Spirogen nor any of its Affiliates shall enter into any agreement in which Spirogen or any such Affiliate will grant license rights to any other Affiliate that prevent Kolltan from exercising, or otherwise conflicts with, the rights granted in this Agreement.

(c)                                  Spirogen SARL, as of the Effective Date, is the sole and exclusive owner of all of the Licensed Intellectual Property listed in Exhibit 1A.

(d)                                 Spirogen SARL, as of the Effective Date, is a co-owner of all of the Licensed Intellectual Property listed in Exhibit 1B.  Spirogen has the exclusive right, even with respect to any of Spirogen’s joint owner(s), to grant the licenses granted in this Agreement, and none of Spirogen’s joint owner(s) has retained any rights in the Licensed Intellectual Property to make (and have made), use, sell, offer for sale, and import the Licensed Product in the Field.

(e)                                  Spirogen’s rights to the Licensed Intellectual Property with respect to a Licensed Product are, as of the Effective Date, (i) free of all liens, mortgages, encumbrances, pledges and security interests of any kind in favor of any Third Party and (ii) during the Term, Spirogen will not enter into any agreement that impairs Kolltan’s ability to exercise the rights granted in this Agreement.

(f)                                   As of the Effective Date, all documents required to be filed and all payments required to be made in order to maintain each Patent in the Licensed Intellectual Property have been filed or made, as the case may be, in a timely manner, and no action has been taken that would constitute waiver, abandonment or any similar relinquishment of rights with respect to any such Patent.

(g)                                  As of the Effective Date, neither Spirogen nor any of its Affiliates has received notice that any Third Party is infringing or misappropriating the Licensed Intellectual Property.

(h)                                 As of the Effective Date, there have been no actual (or, to Spirogen’s knowledge, threatened) claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority (except in the ordinary administrative course of the granting of patents or approvals and proceedings relating thereto) or by any Third Party relating to the Licensed Intellectual Property.  As of the Effective Date, neither Spirogen nor any of its Affiliates has received notice that (i) any of the Licensed Intellectual Property is invalid or unenforceable, in whole or in part, (ii) the conception, development and reduction to practice of the Licensed Intellectual Property infringed or misappropriated any intellectual property rights of any Third Party; or (iii) Spirogen’s or its Affiliates’ activities with respect to the Drug Moieties or Licensed Intellectual Property have infringed or misappropriated any intellectual property rights of any Third Party.

(i)                                     As of the Effective Date, Spirogen has the right to grant all rights, licenses and sublicenses granted to Kolltan under this Agreement.

(j)                                    As of the Effective Date, the Patents set forth on Exhibit 1 constitute all Patents Controlled by Spirogen or any of its Affiliates that are necessary for making (or having made), using, selling, offering for sale or import of any Licensed Product.

(k)                                 Spirogen will not, in performance of services under the Work Plan, employ and will not use a contractor or consultant that has employed, any individual or entity (i) debarred by the USFDA (or subject to a similar sanction of any other applicable regulatory authority), (ii) who is the subject of a USFDA debarment investigation or proceeding (or similar proceeding of any other applicable regulatory authority), or (iii) who has been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, in each case, in the conduct of activities under the Work Plan.

(l)                                     Spirogen shall not knowingly infringe a Patent owned by a Third Party and will not knowingly misappropriate Know-How belonging to a Third Party in the performance of services by Spirogen under the Work Plan.  As of the Effective Date, there is no pending or, to Spirogen’s knowledge, threatened litigation involving Spirogen or its Affiliates or the Licensed Intellectual Property that would have any material adverse effect on this Agreement or on Spirogen’s ability to perform its obligations hereunder.

7.3                               Representations of Kolltan.

(a)                                 As of the Effective Date, Kolltan represents and warrants to Spirogen that it has not received notice that the Target or Antibody against the Target infringe a Third Party’s United States or foreign patent or misappropriate a Third Party’s trade secret.

(b)                                 Kolltan represents and warrants that it shall not use a Third Party to manufacture any Drug Moiety in any of the following jurisdictions without written consent of Spirogen: India and China, which consent will not be unreasonably withheld and which consent shall be given or refused, as applicable, within [**] days from Kolltan’s request for consent.

7.4                               Disclaimers.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

ARTICLE 8
INDEMNIFICATION

8.1                               Indemnification.  Subject to Article 8.2, each Party shall indemnify, defend and hold each of the other Party, its Affiliates and their respective directors, officers, employees, consultants, and agents and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ or accountants’ fees and other expenses of litigation) (collectively, “Loss” or “Losses”) arising, directly or indirectly out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) to the extent resulting from (a) the gross negligence or willful misconduct of such Party under this Agreement, (b) breach by such Party of the representations, warranties, and covenants made in this Agreement, (c) in the case of Kolltan’s obligation as an Indemnitor, product liability and infringement claims relating to Kolltan’s (its Affiliates’ and their sublicensees’) development and commercialization of a Licensed Product, and (d) in the case of Spirogen’s obligation as an Indemnitor, Spirogen’s conduct of the services under the Work Plan (including any infringement claims relating to such services); provided neither Party shall be required to indemnify the other

Party to the extent such Losses result from  (i) the gross negligence or willful misconduct of the other Party under this Agreement, or (b) breach by the other Party of the representations, warranties, or covenants made in this Agreement.

8.2                               Procedure.  If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss.  The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee.  Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, in each of which cases the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement.  The obligations of this Article 8 shall not apply to any settlement of any Third Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed; provided that the Indemnitor shall not need the consent of the Indemnitee for any settlement that includes a complete and unconditional release of the Indemnitee from all liability with respect thereto, that imposes no liability or obligation on the Indemnitee, and otherwise would not have an adverse effect on the Indemnitee’s interests.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Article 8.2.  It is understood that only Kolltan and Spirogen may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not claim indemnity hereunder.

8.3                               Insurance.  Subject to Article 8.4, Kolltan shall, at its sole expense, obtain and maintain the following insurance on its own behalf, with insurance companies having an A. M. Best Rating of “A-, VII” or better:

(a)                                 From the initiation of the first human clinical trial for a Licensed Product until the date [**] years after the last dosing of a human subject under the last such clinical trial, Kolltan shall maintain coverage for each such clinical trial in accordance with the national regulation of each country in which it runs a clinical trial and in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.

(b)                                 During the Term, Kolltan shall maintain comprehensive or commercial general liability insurance in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.

(c)                                  Such insurance shall name Spirogen as an additional insured.

(d)                                 Kolltan shall furnish Spirogen with certificates of insurance showing compliance with all requirements set forth in this Article 8.3.  Such certificates shall: (i) indicate that Spirogen has been endorsed as an additional insured under the coverage referred to above;

and (ii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Spirogen.  Kolltan shall notify Spirogen within [**] days of any change in the terms of such insurance from those set forth in the most recent certificate of insurance provided to Spirogen pursuant to this Article 8.3.  The coverage and limits referred to above shall not in any way limit the liability of Kolltan hereunder.

8.4                               Election to Self-Insure.  In the event that Kolltan or any sublicensee of Kolltan or any successor-in-interest of Kolltan, is an entity which, together with its Affiliates, has worldwide revenues from pharmaceutical sales in excess of $[**] per year, the obligations set forth in Article 8.3, above, shall not apply with respect to such entity, if such entity notifies Spirogen in writing that it elects to provide coverage through a commercially reasonable program of self-insurance; provided, however, that the obligations set forth in Article 8.3, above, shall resume with respect to such entity and its Affiliates, or successor-in-interest and its Affiliates, if such program of self-insurance is terminated or discontinued for any reason.

8.5                               Limitation of Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 5 OR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 8 FOR CLAIMS OF THIRD PARTIES.

ARTICLE 9
TERM AND TERMINATION

9.1                               Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and will terminate on a Licensed Product-by-Licensed Product and country-by-country basis, at the end of the Royalty Term for such Licensed Product in such country.  Upon expiration of this Agreement, on a Licensed Product-by Licensed Product and a country-by-country basis, Kolltan’s licenses pursuant to Section 2.1 with respect to Know-How shall become fully paid-up, perpetual, irrevocable, royalty-free licenses.

9.2                               Termination.

9.2.1                     Either Party may, at its discretion terminate this Agreement (including the license granted herein) upon material breach of this Agreement by the other Party that is not cured within [**] days’ written notice thereof (or, if applicable, such longer period, but not to exceed [**] days, as would be reasonably necessary for a diligent party to cure such material breach, provided the breaching Party has commenced and continues its diligent efforts to cure during the initial [**] day period following the date on which the breach notice is provided); provided that a breach of non-payment by Kolltan of fees properly due hereunder will be subject to a [**]day cure period.

9.2.2                     Kolltan may at its discretion terminate this Agreement at any time upon thirty (30) days’ written notice to Spirogen.

9.3                               Effect of Expiration or Termination.

9.3.1                     Expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination.  Upon expiration or termination, each Party will return or destroy, at the other Party’s election, the other Party’s Confidential Information to which such first Party does not retain a license following expiration or termination of this Agreement.  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity.

9.3.2                     Except as otherwise provided in a particular sublicense, upon termination of this Agreement, each sublicense then in effect shall automatically become a direct licensee of Spirogen with respect to the rights licensed to Kolltan hereunder and sublicensed to the applicable sublicensee by Kolltan, provided that such sublicensee agrees to enter into a direct agreement with Spirogen upon the terms of this Agreement.

9.3.3                     If this Agreement is terminated by Kolltan under Section 9.2.1, (a) the licenses granted to Kolltan under Section 2.1 shall continue in full force and effect (without prejudice to any right or remedy it may have in respect of any breach of contract by Spirogen); (b) all obligations of Kolltan hereunder (other than as provided in Section 9.3.4) shall terminate (including the obligations to pay milestones under Section 3.3), except the obligations to pay royalties under Section 3.4 shall continue through the Royalty Term for such Licensed Product but shall be reduced by [**] percent ([**]%) as of the termination date and otherwise be payable under the terms of this Agreement.

9.3.4                     In addition to any provisions that specify survival or non-survival in the event of expiration or termination of this Agreement, the following provisions shall survive any termination of this Agreement: Section 4.1.2, 4.1.3, 4.2, 4.7, 5, 6, 7.4,  8.5, 10, 11, this Article 9, and Sections 8.1 and 8.2, but in the case of Sections 8.1 and 8.2 only to the extent of a Loss resulting from an activity or event that took place during the period in which the Agreement is in force.

9.4                               365(n) of the U.S. Bankruptcy Code.  All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that Kolltan, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.”  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Spirogen under the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States, Kolltan shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Licensed Intellectual Property, Drug Moiety Development IP, and Joint Development IP and all embodiments of such Licensed Intellectual Property, Drug Moiety Development IP, and Joint Development IP, which, if not already in Kolltan’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon Kolltan’s written request therefor, unless Spirogen elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Spirogen upon written request therefor by Kolltan.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

ARTICLE 10
DISPUTE RESOLUTION

10.1                        Disputes and Binding Arbitration.  Spirogen and Kolltan agree to use their reasonable efforts to resolve any dispute arising out of or related to this Agreement, including the validity, breach, or termination thereof, by amicable negotiation or arbitration in accordance with this Article 10.

10.1.1              In the event of a dispute, the Parties shall be obligated to provide each other written notice of the dispute arising out of or related to this Agreement.

10.1.2              Upon notice of any dispute arising out of or relating to this Agreement, including validity, breach, or termination thereof, representatives designated by the Parties shall first attempt to resolve the issue through negotiation.  If the designated representatives cannot resolve the dispute within [**] days after notice of such dispute, then the Chief Executive Officers of Spirogen and Kolltan shall meet, either in person or telephonically, within [**] days after the expiration of the initial [**] day period of negotiation, to attempt to come to a resolution.  If any dispute is not resolved by the meeting of the Chief Executive Officers, then the Chairpersons of each Party shall meet, either in person or telephonically within [**] days of the expiration of the [**] day period of negotiation between the Chief Executive Officers.

10.1.3              If any dispute is not resolved by the meeting of the Chairpersons, the Parties shall submit the dispute(s) to binding arbitration.

(a)                                 The arbitration shall be administered by the American Arbitration Association (“AAA”) and conducted under the Commercial Arbitration Rules of the AAA in the form in effect at the time the administrative requirements are met for a demand for arbitration, except as otherwise provided in this Article 10.

(b)                                 There shall be three arbitrators, one chosen by Spirogen, one chosen by Kolltan, and the third selected by the two chosen by the Parties (whom shall be the chairperson of the panel).  If the arbitrators chosen by Spirogen and Kolltan are unable to choose an arbitrator within [**] days of the last Party appointed arbitrator, the AAA may appoint the chairperson.

(c)                                  The arbitration shall be conducted in the English language.

(d)                                 The arbitration shall take place in London, England.

(e)                                  Discovery shall be undertaken at the direction and in the discretion of the panel, taking into account all disputes and complexity of the case, and giving due consideration to the value of the case and the amount and types of discovery deemed necessary by the panel in order to identify and collect evidence necessary to resolve the dispute.  Consistent with the goal of achieving a just, speedy, and cost-effective resolution of the dispute, the panel shall have the power to limit the time for completion of discovery.

(f)                                   The panel shall have the power to require the arbitration hearing, if necessary, to commence no later than [**] after the completion of discovery.

(g)                                  Consistent with the goal of achieving a just, speedy, and cost-effective resolution of the dispute, and giving due consideration to the value of the case and the issues to be resolved, the panel shall have the power to limit the length of the arbitration hearing.  The panel shall allocate time equally between the Parties.

(h)                                 Consistent with the goal of achieving a just, speedy, and cost-effective resolution of the dispute, and giving due consideration to the value of the case and the issues to be resolved, the panel shall have the power to limit the number and length of pre-hearing and post-hearing submissions.

(i)                                     The arbitrators shall base their decision on the terms and conditions of the Agreement, as interpreted according to the laws of the State of New York.

(j)                                    The decision of the majority of the arbitration panel shall be final and binding, and judgment upon the award rendered by the arbitrators may be entered by any court of competent jurisdiction.

(k)                                 The decision of the panel shall be in the form of a written decision rendered within [**] days after the conclusion of the arbitration hearing, such written decision to include the findings of fact and conclusions of law upon which it is based.

(l)                                     The arbitration panel shall be empowered to grant any award in law or equity including, but not limited to, monetary damages (which shall be limited to compensatory damages only), injunctive relief, including interim measures prior to rendering a final award, and reasonable attorney’s fees.  The Parties agree that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement.

10.2                        Interim Equitable Relief.  Notwithstanding anything to the contrary in this Article 10.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 10, such Party may seek a temporary injunction, a preliminary injunction, orders in aid of arbitration, interim equitable relief, or such other similar relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Article 10.  This Agreement is not intended to grant to such court jurisdiction or ability to resolve disputes beyond the specific issue of temporary or preliminary interim equitable relief.

10.3                        Protective Orders; Arbitrability.  At the request of either Party, the arbitrators shall have the power to enter appropriate protective orders or awards necessary to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrators shall have the power to decide all questions of arbitrability.

10.4                        Subject Matter Exclusions.  Notwithstanding the other provisions of this Article 10, any dispute not resolved internally by the Parties pursuant to the required negotiation procedure in this Article 10 that involves the validity or infringement of a Patent that claims a Licensed Product(a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

10.5                        Continued Performance.  Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any dispute.

10.6                        Consent to Jurisdiction and Venue.  The Parties agree that any action against any Party in support of an arbitration, ancillary to an arbitration, or otherwise related to an arbitration commenced or to be commenced consistent with this Section 10, including any actions for temporary, preliminary, and interim relief, conservatory measures, or actions to enforce an arbitration award or any judgment entered by any court in respect of any such action may be brought in any court of competent jurisdiction in London, England, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any court located within that jurisdiction over any such action.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.  Each of the Parties hereby consents to process being served by any Party in any such action by delivery of a copy thereof in accordance with Section 11.2 of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                        Applicable Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

11.2                        Notices.  Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement.  Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by an email; or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested.  Any notice sent via email shall be followed by a copy of such notice by private express courier or by first class mail.  Notices shall be sent to the other Party at the addresses set forth below.  Either Party may change its addresses for purposes of this Article 11.2 by sending written notice to the other Party.

If to Kolltan:	Kolltan Pharmaceuticals, Inc.
300 George Street, Suite #530
New Haven, CT 06511 U.S.A.
Attn: Chief Executive Officer
Telephone No.: 203-907-0933
Email: jerry.mcmahon@kolltan.com

With required copy (which shall not constitute notice) to:

Kolltan Pharmaceuticals, Inc.
300 George Street, Suite #530
New Haven, CT 06511 U.S.A.
Attn: General Counsel
Telephone No.: 609-844-7742
Email: brad.middlekauff@kolltan.com

If to Spirogen:	Spirogen SARL
Rue Saint-Pierre
2 Lausanne, 1003 Switzerland
Attn: Michael Forer, Managing Director
Telephone No.: [**]
Email: [**]

With required copy (which shall not constitute notice) to:

Thomas C. Meyers
Brown Rudnick
One Financial Place
Boston, MA 02111
Telephone No.: 617-856-8483
Email: tmeyers@brownrudnick.com

11.3                        Assignment.  Neither Party may assign, in whole or in part, this Agreement without the prior written consent of the non-assigning Party.  Notwithstanding the foregoing, either Party may assign this Agreement, in whole or in part, to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party or to which this Agreement relates, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement.  A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [**] calendar days of such assignment.  Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

11.4                        Independent Contractors.  The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

11.5                        Integration.  Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement; provided that the Existing CDA and Existing MTA shall continue to remain in full force and effect with respect to all confidential disclosures and all activities covered by such agreements that occurred prior to the Effective Date or are otherwise outside the scope of this Agreement.

11.6                        Amendment; Waiver.  Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties.  No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.  The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

11.7                        Severability.  The Parties do not intend to violate any public policy or statutory or common law.  However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

11.8                        Construction.  The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

11.9                        Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Except where the context otherwise requires, (a) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (b) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)); (c) “or” is disjunctive but not necessarily exclusive; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (e) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

11.10                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For purposes hereof, a facsimile or electronic copy of this Agreement, including the signature pages hereto, will be deemed to be an original.  Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

11.11                 Tax Matters.

(a)                                 For U.S. federal income tax purposes, unless there is a Change in Applicable Law, (i) the licenses granted pursuant to Section 2.1 hereof will be treated by the Parties as sale transactions, and (ii) the purchase price payable with respect to any such sale transactions shall be the amounts payable pursuant to Sections 3.1, 3.3 and 3.4 hereof.

(b)                                 With respect to the payments pursuant to Sections 3.1, 3.2, 3.3.1, 3.3.2, 3.3.3, and 3.3.4 (except to the extent any portion of such payments is treated as interest for U.S. federal income tax purposes), unless there is a Change in Applicable Law, Kolltan shall not withhold any U.S. federal income tax from such payments, provided that Spirogen delivers to Kolltan (i) to the extent such position is based upon an applicable tax treaty, a correct, complete and validly executed IRS Form W-8BEN (or other applicable IRS W-8 forms) and any other forms required by applicable law certifying, among other things, that such amounts are not effectively connected with the conduct of a trade or business in the United States, and (ii) to the extent such withholding would otherwise be required pursuant to FATCA, any forms required to avoid such withholding under FATCA.

(c)                                  With respect to any payments pursuant to Article 3 that are not described in Section 11.11(b), except as otherwise required by any applicable provision of the Code, including Code Section 881(a)(4), related Treasury regulation, or relevant tax treaty, Kolltan shall not withhold any U.S. federal income taxes from such payments, provided that Spirogen delivers to Kolltan (i) to the extent such position is based upon an applicable tax treaty, a correct, complete and validly executed IRS Form W-8BEN (or other applicable IRS W-8 forms) and any other forms required by applicable law certifying, among other things, that such amounts are not effectively connected with the conduct of a trade or business in the United States, and (ii) to the extent such withholding would otherwise be required pursuant to FATCA, any forms required to avoid such withholding under FATCA.

(d)                                 For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Kolltan shall not be required, under any circumstances, to bear the economic burden of, or “gross up” any payment payable hereunder for, withholding taxes imposed on payments made under this Agreement; provided, however, that, if Kolltan withholds in breach of Section 11.11(b), Kolltan shall pay additional amounts to Spirogen such that the net amount that Spirogen receives after reduction for any withholding tax is equal to the amount that Spirogen would have received if no tax had been withheld.

(e)                                  Kolltan shall only deduct or withhold from the payments made under this Agreement those taxes, if any, that it is required by applicable law (including, without limitation, FATCA) to deduct or withhold as reasonably determined in good faith by Kolltan; provided, however, that before deducting or withholding any amount, Kolltan shall seek advice of counsel and consult in good faith with Spirogen regarding whether such deduction or withholding is required by applicable law.  If Kolltan deducts and withholds any amount, it shall pay to Spirogen the balance of the applicable payment when due, make timely payment to the proper tax authority of the withheld amount, and send to Spirogen proof of such payment within [**] days following that payment.  To the extent (i) any amounts payable to Spirogen under this Agreement are payable by the issuance of equity (stock pursuant to Article 3) and (ii) any such amounts are subject to withholding tax, Spirogen shall, prior to Kolltan issuing or delivering any such equity, pay to Kolltan the U.S. dollar amount (as agreed to in good faith by Spirogen and Kolltan) required to satisfy such withholding tax and Kolltan shall pay such amount to the appropriate governmental authority on behalf of Spirogen.

(f)                                   Spirogen agrees that, if Kolltan concludes that withholding tax does not apply (or applies at a reduced rate) and accordingly neither Kolltan, nor any applicable Affiliate of Kolltan, withholds any tax with respect to any payment due pursuant to Article 3 hereof, and if any tax authority subsequently determines that withholding tax (or other similar tax) is owed with respect to any such payment and assesses additional tax against Kolltan or any of its Affiliates, then Spirogen shall pay such taxing authority, or shall reimburse Kolltan or its Affiliate (if Kolltan or any of its Affiliates has already paid such taxing authority), an amount of money (in U.S. dollars) equal to the tax, penalty and interest assessed against, and, if applicable, paid by, Kolltan or any of its Affiliates.  Kolltan shall provide to Spirogen proof of such assessment and/or payment of such tax, penalty and interest in a timely manner.  After receipt of such proof of assessment or payment, Spirogen shall pay the tax, penalty and interest within the time limitations specified by the taxing authority (if Kolltan or any of its Affiliates have not already paid such amounts) or shall reimburse Kolltan within [**] days following Spirogen’s receipt of such proof of payment (if Kolltan or any of its Affiliates have already paid such amounts).  If Spirogen has not reimbursed Kolltan, or any of its Affiliates, for any amounts owed by Spirogen under this Agreement, then Kolltan shall be entitled to withhold such amounts from future payments owed by Kolltan to Spirogen pursuant to Article 3 hereof.  Kolltan agrees to give written notice to Spirogen of any communication received by Kolltan related to the possible assertion of any claim, or the commencement of any audit, suit, action or proceeding, by a governmental authority asserting the imposition of any withholding tax on any payment pursuant to this Agreement.

(g)                                  The Parties shall cooperate reasonably with respect to any audits, disputes or requests for information with respect to taxes in connection with or as a result of this Agreement, including the provision of all relevant information, documents and reasonable support.

(h)                                 For purposes of this Section 11.11, “Change in Applicable Law” means (i) any change, repeal, withdrawal, adoption or issuance of any statute, law, rule, regulation, ordinance, order, decision, decree, judgment, ruling or notice issued by any U.S. federal governmental authority that Kolltan and Spirogen agree, in good faith and after consultation with their tax advisors, either (A) requires a different characterization of the licenses granted pursuant to Section 2.1 than the characterization described in Sections 11.11(a)(i) and (ii), or (B) would cause any one or more of the payments referenced in Section 11.11(b) hereof to be subject to U.S. federal withholding tax under any provision of the Code (including Code Section 881(a)(4)), applicable Treasury regulation or relevant tax treaty; or (ii) a nationally recognized accounting firm acting as Kolltan’s auditor or a nationally recognized accounting firm acting as Kolltan’s U.S. federal income tax return preparer determines, in good faith and after consultation with Kolltan’s other tax advisors and good faith discussions with Spirogen, that either (A) a different characterization of the licenses granted pursuant to Section 2.1 than the characterization described in Sections 11.11(a)(i) and (ii) is required by applicable U.S. tax law, or (B) any one of more of the payments referenced in Section 11.11(b) hereof are subject to U.S. federal withholding tax under any provision of the Code (including Code Section 881(a)(4)), applicable Treasury regulation or relevant tax treaty.

[Signature page follows — the rest of this page intentionally left blank.]

IN WITNESS WHEREOF, Spirogen and Kolltan have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

Spirogen SARL

By:	/s/ C.J. Martin

Name:	C.J. Martin

Title:	CEO

Spirogen Developments LP

By:	/s/ C.J. Martin

Name:	C.J. Martin

Title:	CEO

Kolltan Pharmaceuticals, Inc.

By:	/s/ Gerald McMahon

Name:	Gerald McMahon

Title:	President and Chief Executive Officer

Exhibit 1A

Licensed Intellectual Property (Solely Owned)

Case	Owner	Country	Filing date	App no.	Pub. No.	Status
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

For the avoidance of doubt, Licensed Intellectual Property includes any patents issuing from the patents and patent applications listed above or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part (only to the extent the claims of such continuations-in-part are supported by the disclosure in such patents or patent applications listed above to which they claim priority) of any of the foregoing.

Exhibit 1B

Licensed Intellectual Property (Jointly Owned)

Case	Country	Filing date	App no.	Pub. No.	Status
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

For the avoidance of doubt, Licensed Intellectual Property includes any patents issuing from the patents and patent applications listed above or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part (only to the extent the claims of such continuations-in-part are supported by the disclosure in such patents or patent applications listed above to which they claim priority) of any of the foregoing.

Exhibit 2
Work Plan

Delivery/ Completion Date (Days Post-Effective Date)	Deliverable or Work to Be Performed
Tangible Materials
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Know-How or Information To Be Provided by Spirogen to Kolltan
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Technical Support
[**]	[**]
[**]	[**]
[**]	[**]

Notes:

•                  In the event (a) Kolltan exercises its option to substitute in a Replacement Target (i.e., ALK) pursuant to Section 2.3 of the Agreement, or (b) Kolltan receives additional Drug Moieties pursuant to Section 2.2 of the Agreement, the deliverables for such Replacement Target or additional Drug Moieties, as applicable, and associated dates will be deemed linked to the date on which Kolltan (i) exercises its option under (a) above or (ii) receives such additional Drug Moieties under (b) above, as applicable, in each case, substituting such date for “Effective Date” in the header of the table above.

•                  Kolltan shall pay Spirogen for time spent on the activities set forth on this Exhibit 2 at the rate of $[**]/hour, consistent with Sections 2.5 and 3.2 of the Agreement.  Other than the foregoing hourly rate, there shall be no additional charge for tangible materials provided to Kolltan.

2

Exhibit 3
Drug Moiety

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]